MADISON ONE DATA GROUP LIMITED

P.O. BOX 267, MILL NECK, NY 11765
Tel: 516 624 5829 Fax: 516 624 5864

February 24, 2006

Yarraman Winery, Inc.
700 Yarraman Road
Wybong, NSW
Australia 2333

Attention: Mr. Andrew Lyon
Chief Executive Officer

Gentlemen:

We are writing this letter to confirm our agreement ("Agreement") that Madison One Data Group Limited and its affiliates or nominees, collectively referred to as ("Madison") is exclusively authorized to represent Yarraman Winery, Inc. its affiliates and related entities (collectively, the "Company") and to assist the Company as its exclusive financial advisor in connection with the possible acquisition of a third party entity which is deemed to be a suitable candidate for acquisition (the "Target") or all or a substantial portion of Target's assets, business or more than 10% of the Target's equity, debt or other securities. This authorization covers such an acquisition involving the Company by means of any merger, consolidation, recapitalization, joint venture, business combination, exchange offer or purchase or sale of securities or assets. For the purposes of this Agreement, any of the foregoing shall constitute a "Transaction".

This Agreement shall become effective on the date of execution of this Agreement by the Company (the "Effective Date") and the term of this Agreement (the "Term") and the exclusive appointment provided for herein, shall end at any time after four months following the Effective Date, on thirty days written notice from either party to the other. The Company agrees to use its best efforts to effect a Transaction acceptable to it during the Term, consistent with its fiduciary obligations to shareholders.

I. Performance of Services

Under this Agreement, Madison will work with the Company and use best efforts to attempt to identify, structure and negotiate a satisfactory Transaction, subject to a final review by Madison and the Company which concludes that the Transaction being considered is financially feasible, including, as requested by the Company:

1. Provide corporate finance professionals as reasonably required to assist in this engagement.

2. Assist the Company in identifying a suitable Target.

3. Discuss and evaluate with the Company various strategies and advise the Company with respect to the implementation of these strategies in order to conclude a Transaction designed to further the Company's stated objectives.

4. Advise and assist the Company in the negotiation and execution of a Transaction.

II. Compensation of Services

A. In partial payment for its services hereunder, Madison shall receive from the Company a nonrefundable performance fee of $6,500 per month commencing on the Effective Date and continuing until completion of a Transaction or the end of the Term, whichever occurs sooner, which amount shall be credited in full against the initial Transaction Fee (as hereinafter defined) payable hereunder.

B. If any Transaction is consummated (i) with any party during the Term; or (ii) within twenty-four months after the end of the Term with a party introduced to the Company by Madison or contacted by Madison during the Term with regard to a possible Transaction; or (iii) within twenty-four months after the end of the Term with any party involved in communication with the Company during the Term with regard to a possible Transaction; then the Company shall pay Madison in cash and/or stock, pro-rata as paid by the Company at the closing of such Transaction, a transaction fee ("Transaction Fee") equal to the sum of: (i) three and one-half percent (3.5%) of the first ten million dollars of the aggregate consideration of a Transaction (the "Aggregate Consideration"); (ii) two and one-half percent (2.5%) of the next ten million dollars of Aggregate Consideration; and (iii) one and one-half percent (1.5%) of the balance of the Aggregate Consideration, subject to a minimum Transaction Fee of $150,000 in cash for each completed Transaction where the Aggregate Consideration is five million dollars or more. Aggregate Consideration is defined and computed as follows:

1. The total purchase price and other consideration paid by the Company upon the consummation of any Transaction (including payments made in installments, paid into escrow and/or deferred), inclusive of cash, debt and equity securities, notes, property, shareholder payables and indebtedness assumed.

2. If a portion of such consideration includes contingent payments, Aggregate Consideration shall also include the face value of such payments discounted to present value without regard as to whether the conditions for the payment of such contingent amounts have been or may be satisfied.

3. If the Aggregate Consideration for the Transaction consists in whole or in part of securities or other property, for the purposes of calculating the amount of

Aggregate Consideration, the value of such securities or other property will be the value thereof on the day preceding the consummation of the Transaction as the Company and Madison agree; provided, however, that in the case of securities for which there is a public trading market, the value will be determined by the average last sales prices for such securities for the last twenty trading days prior to such consummation as determined by Madison. In the case of debt securities for which there is no public trading market, the value thereof shall be the principal amount thereof. If there is no public trading market for securities or other property other than debt securities received or receivable as part of Aggregate Consideration and the parties are unable to agree on their value, then each of Madison and the Company will select an investment banking firm respected in the merger and acquisition field to determine a value and the midpoint between the two values established by the two independent experts will be the fair market value for the purpose hereof.

C. If the Company enters into a legally binding definitive agreement with a Target with respect to a Transaction, and (except due to a breach by or failure of condition under the control of Target) no Transaction is consummated by the earlier to occur of the dates set forth in clauses (i) or (ii) of this paragraph C whereby Madison is paid a Transaction Fee by the Company, then the Company shall pay Madison an additional performance fee of $100,000 at the earlier of (i) eighteen months after the Term of this Agreement or (ii) when the Company has ceased using its best efforts to consummate a Transaction.

D. The Company agrees to reimburse Madison for all reasonable documented out-of-pocket expenses incurred in carrying out the terms of this Agreement, including communications, travel, accommodation, shipping and other reasonable expenses, subject to pre-approval by the Company for any individual expense greater than $150.00. These out-of-pocket expenses shall be payable from time to time upon invoicing by Madison at any time after the commencement of this Agreement, and all invoices shall be payable within seven days.

The provisions of this section II shall survive the termination and expiration of this Agreement.

III. Indemnification

The Company and Madison hereby agrees to the terms and conditions of the Indemnification Agreement attached hereto as Appendix A with the same force and effect as if such terms and conditions were set forth at length herein.

IV. Disclosure

All non-public information provided by the Company to Madison will be considered as confidential information and shall be maintained as such by Madison, except as required by

law, until the same becomes known to third parties or the public without release thereof by Madison. Madison will be required to enter into a separate NDA.

The Company agrees to provide to Madison, among other things, all reasonable information requested or required by Madison, including, but not limited to, information concerning historical and projected financial results and possible and known litigious, environmental and other contingent liabilities of the Company. The Company also agrees to make available to Madison such representatives of the Company, including, among others, directors, officers, employees, outside counsel and independent certified public accountants, as Madison may reasonably request. The Company will promptly advise Madison of any material changes in its business or finances during the terms of this Agreement. The Company represents that all information made available to Madison by the Company will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. In rendering its services hereunder, Madison will be using and relying primarily on such information without independent verification thereof or independent appraisal of any of the Company's assets or those of Target. Madison does not assume responsibility for the accuracy or completeness of the information to which reference is made above.

The Company authorizes Madison to make public notice, at Madison's expense, of any Transaction concluded under this Agreement, subject to pre-approval by the Company of the form of public notice.

V. Obligations of Madison

The services herein provided are to be rendered solely to the Board of Directors of the Company. They are not being rendered by Madison as an agent or as a fiduciary of the shareholders of the Company and Madison shall not have any liability or obligation with respect to its services hereunder to such shareholders or any other person, firm or corporation.

VI. Entire Agreement, Governing Laws and Jurisdiction, Etc.

This Agreement and the NDA sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings and agreements between the parties. This Agreement cannot be terminated or changed, nor can any of its provisions be waived, except by written agreement signed by all parties hereto. This Agreement shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and Madison.

This Agreement may be executed in two or more counterparts, any one of which may contain signatures of one or more parties, and all of which when taken together will constitute one and the same Agreement.

This Agreement shall be governed by and construed to be in accordance with the laws of the State of New York applicable to contracts made and to be performed solely in such State by citizens thereof. All parties to this Agreement have an interest in avoiding costly litigation, and therefore should a dispute arise between the parties related to this Agreement or the services to be rendered hereunder, all parties agree that all such disputes shall be resolved by binding arbitration in New York, NY, conducted through the American Arbitration Association or other mediation services agreed to by the parties. To the extent possible, the parties agree to use the arbitrator's experience in financial matters, including the valuation, purchase and sale of businesses. Each party shall be responsible for its own legal and expert witness expenses and the parties shall share equally the expenses of the arbitrators and related costs of arbitration. The parties hereto shall deliver notices to each other by personal delivery or by registered or certified mail (return receipt requested) at the addresses set forth above.

VII. Acceptance

Please confirm that the foregoing is in accordance with your understanding by signing upon behalf of the Company and returning an executed copy of this Agreement, together with a check for $6,500 drawn in favor of "Madison One Data Group Limited", whereupon it shall become a binding agreement between the Company and Madison.

Very truly yours,

MADISON ONE DATA GROUP LIMITED

By: ______________________
John D McElhinney
Chief Executive Officer

ACCEPTED AND AGREED TO:

YARRAMAN WINERY, INC.

By: ______________________
Andrew Lyon
Chief Executive Officer

Date: 24/2/06

APPENDIX A

INDEMNIFICATION AGREEMENT

Appendix A to Letter Engagement Agreement (the "Agreement"), dated February 24, 2006 by and between Yarraman Winery, Inc. (the "Company") and Madison One Data Group Limited ("Madison").

The Company agrees to indemnify and hold Madison and its affiliates, control persons, directors, officers, employees and agents (each an "Indemnified Person") harmless from and against all losses, claims, damages, liabilities, costs or expenses, including those resulting from any threatened or pending investigation, action, proceeding or dispute whether or not Madison or any such other Indemnified Person is a party to such investigation, action, proceeding or dispute, arising out of Madison's entering into or performing services under this Agreement, or arising out of any matter referred to in this Agreement. This indemnity shall also include Madison's and/or any such other Indemnified Person's reasonable attorneys' and accountants' fees and out-of-pocket expenses incurred in, and the cost of Madison's personnel whose time is spent in connection with, such investigations, actions, proceedings or disputes which fees, expenses and costs shall be periodically reimbursed to Madison and/or to any such other Indemnified Person by the Company as they are incurred; provided, however, that the indemnity herein set forth shall not apply where a court of competent jurisdiction has made a final determination that Madison acted in a grossly negligent manner, engaged in willful misconduct or acted in bad faith in the performance of its services hereunder which gave rise to the loss, claim, damage, liability, cost or expense sought to be recovered hereunder (but pending any such final determination the indemnification and reimbursement provisions hereinabove set forth shall apply and the Company shall perform its obligations hereunder to reimburse Madison and/or each such other Indemnified Person periodically for its, his or their fees, expenses and costs as they are incurred). The Company also agrees that neither Madison nor any Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with any act or omission to act by Madison as a result of its engagement under this Agreement except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company that is found in a final determination by a court of competent jurisdiction to have resulted from Madison's gross negligence or willful misconduct.

If for any reason, the foregoing indemnification is unavailable to Madison or any such other Indemnified Person or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by Madison or any such other Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its shareholders on the one hand and Madison or any such other Indemnified Person on the other hand, but also the relative fault of the Company and Madison or any such other Indemnified Person, as well as any relevant equitable considerations; provided that in no event will the aggregate contribution by Madison and any such other Indemnified Person hereunder exceed the amount of fees actually received by Madison pursuant to this Agreement. The reimbursement, indemnity and contribution obligations of the Company hereinabove set forth shall be in addition to any liability which the Company may otherwise have and these obligations and the other provisions hereinabove set forth shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Madison and any other Indemnified Person.

The terms and conditions hereinabove set forth in this Appendix A shall survive the termination and expiration of this Agreement and shall continue indefinitely thereafter.

YARRAMAN WINERY, INC.	**MADISON ONE DATA GROUP LIMITED**
By: ______________________	By: ______________________
Chief Executive Officer	Chief Executive Officer